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                                                                EXHIBIT 4.03 B

                        AMENDMENT NO. 1 TO RADIUS INC.
                           1995 STOCK OPTION PLAN

                             December 12, 1996


         Section 4.3 is deleted in its entirety.

         Sections 5.4, 7.2, 14.1, 15, 17 and 19 are amended to read in their entirety as set forth below:

         5.4 EXERCISE PRICE. The Exercise Price shall be determined by the Committee when the Award is granted and shall be not less than 85% of the Fair Market Value of the Shares on the date of grant; PROVIDED, that (i) the Exercise Price of an ISO shall be not less than 100% of the Fair Market Value of the Shares on the date of grant and (ii) the Exercise Price of any Option granted to a Ten Percent Shareholder shall not be less than 110% of the Fair Market Value of the Shares on the date of grant. Payment for the Shares purchased may be made in accordance with Section 6 of the Plan.

         7.2 STOCK WITHHOLDING. When, under applicable tax laws, a Participant incurs tax liability in connection with the exercise of any Award that is subject to tax withholding and the Participant is obligated to pay the Company the amount required to be withheld, the Committee may allow the Participant to satisfy the minimum withholding tax obligation by electing to have the Company withhold from the Shares to be issued that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld, determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose shall be made in accordance with the requirements established by the Committee for such elections and be in writing in a form acceptable to the Committee.

         14.1 ASSUMPTION OR REPLACEMENT OF AWARDS BY SUCCESSOR. In the event of (a) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the shareholders of the Company and the Awards granted under the Plan are assumed or replaced by the successor corporation, which assumption shall be binding on all Participants), (b) a merger in which the Company is the surviving corporation but after which the shareholders of the Company immediately prior to such merger (other than any shareholder which merges, or which owns or controls another corporation which merges with the Company in such merger) cease to own their shares or other equity interests in the Company, (c) a dissolution or liquidation of the Company,

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(d) the sale of substantially all of the assets of the Company, or (e) any other transaction which qualifies as a "corporate transaction" under Section 424(a) of the Code wherein the shareholders of the Company give up all of their equity interest in the Company (EXCEPT for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company), any or all outstanding Awards may be assumed or replaced by the successor corporation (if any), which assumption or replacement shall be binding on all Participants. In the alternative, the successor corporation may substitute equivalent Awards or provide substantially similar consideration to Participants as was provided to shareholders (after taking into account the existing provisions of the Awards). The successor corporation may also issue, in place of outstanding Shares of the Company held by the Participant, substantially similar shares or other property subject to repurchase restrictions no less favorable to the Participant.

             In the event such successor corporation (if any) refuses to assume or substitute Options, as provided above, pursuant to a transaction described in this Subsection 14.1, such Options shall expire on such transaction at such times and on such conditions as the Board shall determine.

         15. ADOPTION AND SHAREHOLDER APPROVAL. The Plan shall become effective on the date that it is adopted by the Board (the "EFFECTIVE DATE"). The Plan shall be approved by the shareholders of the Company (excluding Shares issued pursuant to this Plan), consistent with applicable laws, within twelve months before or after the Effective Date. Upon the Effective Date, the Board may grant Awards pursuant to the Plan; PROVIDED, HOWEVER that: (a) no Award may be exercised prior to initial shareholder approval of the Plan;
(b) no Award granted pursuant to an increase in the number of Shares approved by the Board shall be exercised prior to the time such increase has been approved by the shareholders of the Company; and (c) in the event that shareholder approval of such increase is not obtained within the time period provided herein, all Awards granted pursuant to such increase will be cancelled.

         17. AMENDMENT OR TERMINATION OF PLAN. The Board may at any time terminate or amend the Plan in any respect, including without limitation amendment of any form of Stock Option Agreement or instrument to be executed pursuant to the Plan; PROVIDED, HOWEVER, that no amendment may be made to outstanding Awards without the consent of the Participant.

         19. DEFINITIONS. As used in the Plan, the following terms shall have the following meanings:

             "AFFILIATE" means any corporation that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with the Company where "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to cause the direction of the management and policies of the corporation, whether through the ownership of voting securities, by contract or otherwise.

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             "AWARD" means an award of an option to purchase Shares.

             "STOCK OPTION AGREEMENT" means, with respect to each Award, the signed written agreement between the Company and the Participant setting forth the terms and conditions of the Award.

             "BOARD" means the Board of Directors of the Company.

             "CODE" means the Internal Revenue Code of 1986, as amended.

             "COMMITTEE" means the committee appointed by the Board to administer the Plan, or if no committee is appointed, the Board.

             "COMPANY" means Radius Inc., a corporation organized under the laws of the State of California, or any successor corporation.

             "DISABILITY" means a disability, whether temporary or permanent, partial or total, within the meaning of Section 22(e)(3) of the Code, as determined by the Committee.

             "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

             "EXERCISE PRICE" means the price at which a holder of an Award may purchase the Shares issuable upon exercise of the Award.

             "FAIR MARKET VALUE" means the value of a share of the Company's Common Stock determined as follows:

                  (a) if such Common Stock is then quoted on the Nasdaq National Market the closing price on the Nasdaq National Market System, or, if no such reported sale takes place on such date, the closing price on the next preceding trading date on which a reported sale occurred;

                  (b) if such Common Stock is publicly traded and is then listed on a national securities exchange, the closing price or, if no reported sale takes place on such date, the closing price on the next preceding trading day on which a reported sale occurred;

                  (c) if such Common Stock is publicly traded but is not quoted on the Nasdaq National Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on such date, as reported by THE WALL STREET JOURNAL, for the over-the-counter market; or

                  (d) if none of the foregoing is applicable, by the Board in good faith.

             "INSIDER" means an officer or director of the Company or any other person whose transactions in the Company's Common Stock are subject to
Section 16 of the Exchange Act.

             "PARENT" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if at the time of the granting of an Award under the Plan,


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each of such corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

             "PARTICIPANT" means a person who receives an Award under the Plan.

             "PLAN" means this Radius Inc. 1995 Stock Option Plan, as amended from time-to-time.

             "SEC" means the Securities and Exchange Commission.

             "SECURITIES ACT" means the Securities Act of 1933, as amended.

             "SHARES" means shares of the Company's Common Stock, no par value, reserved for issuance under the Plan, as adjusted pursuant to Sections 2 and 14, and any successor security.

             "SUBSIDIARY" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of granting of the Award, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

             "TERMINATION" or "TERMINATED" means, for purposes of the Plan with respect to a Participant, that the Participant has ceased to provide services as an employee, director, consultant, independent contractor or adviser, to the Company or a Parent, Subsidiary or Affiliate of the Company, except in the case of sick leave, military leave, or any other leave of absence approved by the Committee; PROVIDED, that such leave is for a period of not more than ninety (90) days, or reinstatement upon the expiration of such leave is guaranteed by contract or statute or unless provided otherwise pursuant to formal policy adopted from time to time by the Company and issued and promulgated to employees in writing. In the case of any employee on an approved leave of absence, the Committee may make such provisions respecting suspension of vesting as it may deem appropriate, except that in no event may an Option be exercised after the expiration of the term set forth in the Stock Option Agreement. The Committee shall have sole discretion to determine whether a Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the "TERMINATION DATE").


                                   Radius Inc.


                                   By: /s/ Cherrie L. Fosco
                                      ------------------------------------
                                      Cherrie L. Fosco
                                      Vice President and Corporate Controller


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